EXHIBIT 99.1

                                                   PRESS RELEASE

                                           UCI MEDICAL AFFILIATES, INC.
                                  REPORTS FIRST QUARTER FISCAL YEAR 2006 RESULTS

     Columbia,  SC -  January  31,  2006 - UCI  Medical  Affiliates,  Inc.  (OTC
Bulletin Board: UCIA) announced today that revenue for the quarter ended December 31, 2005 increased 20% to $14,632,000 from $12,194,000 for the quarter ended December 31, 2004.

     The Company reported pretax net income of $1,205,000 or $.12 per share for the quarter ended December 31, 2005, as compared to $980,000 or $.10 per share for the quarter ended December 31, 2004. The Company reported net income of $796,000 or $.08 per share for the quarter ended December 31, 2005, as compared to $5,462,000 or $.56 per share for the quarter ended December 31, 2004. (The company recorded a tax benefit of $4,495,000 during the quarter ended December 31, 2004.)

     "We are pleased that our first quarter results compare favorably with last year," said President and Chief Executive Officer D. Michael Stout, M.D. "Our revenues are up 20%; our net operating profit before tax adjustments increased by 23%; and our earnings per share before tax adjustments grew from 10 cents per share to 12 cents per share. We will continue to focus on superior patient care and exceptional customer satisfaction and these results indicate we are on track."

     The Company's December 31, 2005 balance sheet reflects total assets of $23,876,000 as compared to $23,399,000 at September 30, 2005 while stockholders' equity at December 31, 2005 was $14,117,000 as compared to $13,321,000 at September 30, 2005.

     "Our increased revenues and net operating profit (before tax adjustments) are due to a combination of multiple factors," said Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer. "We have new offices on line, our existing offices improved across the board as a result of expanded services and an emphasis on patient satisfaction, and we have maintained an advertising approach which has augmented our patient numbers. We plan to maintain a strong focus on our core business as the key to success in the future."

     UCI Medical Affiliates, Inc. provides nonmedical management and administrative services for a network of 49 freestanding medical centers, 48 of which are located throughout South Carolina and one is located in Knoxville, Tennessee (30 operating as Doctors Care in South Carolina, one as Doctors Care in Knoxville, Tennessee, 16 as Progressive Physical Therapy Services in South Carolina, one as Luberoff Pediatrics in South Carolina, and one as Carolina Orthopaedic and Sports Medicine in South Carolina).

     Certain of the statements contained in this press release that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this press release that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we have no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of prospective healthcare reform; (7) the challenges and uncertainties in the implementation of our expansion and development strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in this press release and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.

Contact: Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer
                  UCI Medical Affiliates, Inc.
                  4416 Forest Drive
                  Columbia, South Carolina  29206
                  (803) 782-4278     www.DoctorsCare.com